Exhibit 99.1

HEARTWARE DATA FROM FIRST 100 PATIENTS IN
INTERNATIONAL CLINICAL AND COMMERCIAL EXPERIENCE
SHOWS 90% SURVIVAL AT 180 DAYS

Framingham, Massachusetts and Sydney, Australia, April 23, 2010 – HeartWare International, Inc. (Nasdaq: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies revolutionizing the treatment of advanced heart failure, today announced that data from its international clinical trial and commercial experience of the HeartWare® Ventricular Assist System showed a survival rate of 90 percent at six months and an actuarial survival rate of 86% at 12 months post implant. The results were presented by Dr. Martin Strueber, cardiothoracic surgeon at Hannover Medical School, at the annual meeting of the International Society for Heart and Lung Transplantation (ISHLT) held in Chicago this week.

The data presented at ISHLT includes all 50 patients enrolled in the Company’s international clinical trial, as well as the first 50 commercial patients. Survival rates were identical between the commercial and clinical groups, with 45 of 50 patients (90 percent) alive at the 180-day mark, and the reported adverse events were similar in each group.

Enrollment in the international clinical trial was completed in December 2008, while the first 50 commercial implants occurred between January and September in 2009. In all, 10 centers (five clinical trial sites, as well as five commercial sites) in five countries contributed to this data set. The average age of the 100-patient pool was 50.5 years old, with the youngest being 16 years old.

Dr. Strueber, a principal investigator in the original international trial, noted that: “14 percent of the implants were conducted by thoracotomy, with 86 percent through a typical sternotomy, thereby reinforcing the versatility of the HeartWare® HVAD® pump and potential for less invasive procedures in the future.”

Duration of support averaged 444 days in the clinical trial population, compared with 203 days in the more recently implanted commercial group. The longest duration of support was 1,108 days. Seven patients were transplanted within 180 days in the clinical trial group, compared to four in the commercial group.

HeartWare CEO and President Doug Godshall noted, “In each of the past three years, we have met and presented at ISHLT, and thanks to longer followup, we have been able to demonstrate more evidence of effectiveness of our HeartWare Ventricular Assist System. We are delighted that in a sicker cohort across a broader spectrum of sites that our strong survival data was maintained in the commercial setting.”

In the United States, HeartWare is conducting the ADVANCE clinical trial, in which 140 patients at 30 U.S. clinical sites received HeartWare HVAD pumps, making it the largest bridge-to-transplant pivotal trial to date. Enrollment in ADVANCE was completed in February 2010, and subsequent to the expected conclusion of patient followup in August 2010, HeartWare anticipates filing a PMA by year end.

In a separate presentation at ISHLT today, Mark Slaughter, M.D., of University of Louisville presented: “Design and Feasibility Testing of a Miniaturized Transapical Mechanical Circulatory Support Device: MVAD.” In his presentation, Dr. Slaughter reported that this novel, miniaturized wearless wide blade impeller system (MVAD) provided support for a 30-day period without complications. In 12 bovine studies, all MVAD pumps were successfully implanted via left thoracotomy, without sternotomy and with no cardiopulmonary bypass. The MVAD demonstrated good hemodynamic performance and hemocompatability in this test model.

About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare® System in the European Union. The device is currently the subject of a United States clinical trial for a bridge-to-transplant indication, for which enrollment was completed in February 2010. For additional information, please visit the company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000(R) and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, or other current reports, as filed with the Securities and Exchange Commission.

For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864

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2:30 PM (291) Evaluation of the Minimally Invasive HeartWare® Ventricular Assist System as a Long Term Support Device; M. Strueber,1 P. Jansz,2 G. Wieselthaler,3 G. O’Driscoll,4 M. Morshuis,5 A. Khaghani,6 S. Schueler,7 R. Hetzer,8 A. Hoffmeier,9 D. Duveau.10 1Hannover Medical School, Hannover, Germany; 2St Vincenz Hospital, Sydney, Australia; 3Medical University Vienna, Vienna, Austria; 4Royal Perth Hospital, Perth, Australia; 5Heart Center NRW, Bad Oeyenhausen, Germany; 6Harefield Hospital, Harefield, United Kingdom; 7Freeman Hospital, Newcastle, United Kingdom; 8German Heart Center, Berlin, Germany; 9University Hospital Münster, Münster, Germany; 10Hopital Guillaume, Nantes, France.

3:15 PM (294) Design and Feasibility Testing of a Miniaturized Transapical Mechanical Circulatory Support Device: MVAD; M.S. Slaughter,1 G.A. Giridharan,2 S. Aggarwal,3 M. Sobieski,4 D. Tamez,5 J. LaRose,6 L. Sherwood,7 S.C. Koenig.8 1University of Louisville, Louisville, KY; 2University of Louisville, Louisville, Ky; 3University of Louisville, Louisville, KY; 4University of Louisville, Louisville, KY; 5HeartWare International, Inc., Framingham, MA; 6HeartWare International, Inc., Framingham, MA; 7University of Louisville, Louisville, KY; 8University of Louisville, Louisville, KY.

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